                                                                     Exhibit 2.2

                                    AGREEMENT

                                       AND

                                 PLAN OF MERGER





                                  BY AND AMONG




                             LOCH EXPLORATION, INC.,

                        (DESIGN AUTOMATION SYSTEMS, INC.)


                                       AND


                               THE SHAREHOLDERS OF
                              COAD SOLUTIONS, INC.
                            (A MISSOURI CORPORATION)


                                       AND


                              COAD SOLUTIONS, INC.

             (A WHOLLY OWNED SUBSIDIARY OF LOCH EXPLORATIONS, INC.)
                              (A TEXAS CORPORATION)

                                TABLE OF CONTENTS

ARTICLES                                                           PAGE
ARTICLE I      REPRESENTATIONS COVENANTS, AND WARRANTIES
               OF LOCX........................................        1

               1.01 Organization..............................        1
               1.02 Capitalization............................        2
               1.03 Subsidiaries and Predecessor Corporations.        2
               1.04 Financial Statements......................        2
               1.05 Information...............................        3
               1.06 Options or Warrants.......................        3
               1.07 Absence of Certain Changes or Events......        3
               1.08 Litigation and Proceedings................        4

ARTICLE II     REPRESENTATIONS, COVENANTS AND WARRANTIES
               OF COAD SHAREHOLDERS...........................        4

               2.01 Ownership of COAD Solutions, Inc. ........        4

ARTICLE III    REPRESENTATIONS, COVENANTS AND WARRANTIES
               OF COAD SOLUTIONS, INC.........................        5

               3.01 Organization..............................        5
               3.02 Capitalization............................        5
               3.03 Subsidiaries and Predecessor Corporations.        5
               3.04 Financial Statements......................        5
               3.05 Information...............................        7
               3.06 Options or Warrants.......................        7
               3.07 Absence of Certain Changes or Events......        7
               3.08 Title and Related Matters.................        8
               3.09 Litigation and Proceedings................        9
               3.10 Contracts.................................        9
               3.11 Material Contract Defaults................       10
               3.12 No Conflict With Other Instruments........       10
               3.13 Governmental Authorizations...............       10
               3.14 Compliance With Laws and Regulations......       10
               3.15 Insurance.................................       11
               3.16 Approval of Agreement.....................       11
               3.17 Material Transactions or Affiliations.....       11
               3.18 Labor Relations...........................       11
               3.19 Incorporated Schedules....................       12
               3.20 Assistance in Registration................       12
               3.21 Year 2000.................................       13

ARTICLES                                                           PAGE
ARTICLE IV     PLAN ..........................................       13

               4.01 The Agreement.............................       13
               4.02 Closing...................................       14
               4.03 Closing Events............................       14
               4.04 Piggyback Register........................       14

ARTICLE V      SPECIAL COVENANTS..............................       19

               5.01 Access to Properties and Records..........       19
               5.02 Delivery of Books and Records.............       19
               5.03 Special Covenants and Representations
                    Regarding the exchanged Stock.............       19
               5.04 Third Party Consents and Certificates.....       20
               5.05 Actions Prior to Closing..................       20
               5.06 Indemnification...........................       21

ARTICLE VI     CONDITIONS PRECEDENT TO OBLIGATIONS
               OF LOCX........................................       22

               6.01 Accuracy of Representations...............       22
               6.02 Officer's Certificates....................       22
               6.03 No Material Adverse Change................       22
               6.04 Good Standing.............................       22
               6.05 Other Items...............................       22

ARTICLE VII    CONDITIONS PRECEDENT TO OBLIGATIONS OF COAD
               SOLUTIONS, INC. AND COAD SOLUTIONS, INC.
               SHAREHOLDERS...................................       23

               7.01 Accuracy of Representations...............       23
               7.02 Officer's Certificate.....................       23
               7.03 No Material Adverse Change................       23
               7.04 Good Standing.............................       23
               7.05 Other Items...............................       24

ARTICLE VIII   TERMINATION....................................       24

               8.01 Termination...............................       24
               8.02 Effect of Termination.....................       24

ARTICLE IX     MISCELLANEOUS..................................       24

               9.01 Brokers...................................       24
               9.02 Governing Law.............................       25
               9.03 Notices...................................       25
               9.04 Arbitration...............................       25

ARTICLES                                                           PAGE
               9.05 Confidentiality...........................       26
               9.06 Schedules; Knowledge......................       26
               9.07 Third Party Beneficiaries.................       27
               9.08 Entire Agreement..........................       27
               9.09 Survival..................................       27
               9.10 Counterparts..............................       27
               9.11 Amendment or Waiver.......................       27

                                    AGREEMENT
                                       AND
                                 PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this "Agreement'), is entered into as of this 31st day of March, 1999, by and among Loch Exploration, Inc., a Texas corporation ("LOCX"), COAD Solutions, Inc., a Missouri corporation ("COAD") and Jeff Sexton and Thomas E. Scheifler (COAD shareholders) who are the beneficial owners of 300 shares of common stock of COAD ("Common Stock"), which constitutes 100% of the outstanding capital stock of COAD and COAD Solutions, Inc., a Texas corporation and wholly-owned subsidiary of LOCX ("COAD Texas").

                                    PREMISES

         This Agreement provides for the acquisition, through a forward triangular merger (the "Merger") by COAD into COAD Texas of all of the issued and outstanding shares of COAD solely in exchange for cash and voting shares of LOCX, on the terms and conditions hereinafter provided, all for the purpose of effecting a so-called "tax-free" reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended.

                                    AGREEMENT

         NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

                                    ARTICLE I
                   REPRESENTATIONS, COVENANTS, AND WARRANTIES
                                     OF LOCX

         As an inducement to, and to obtain the reliance of COAD and COAD shareholders, LOCX represents and warrants as follows:

         SECTION 1.01. ORGANIZATION. LOCX and COAD Texas are corporations duly organized, validly existing, and in good standing under the laws of the State of Texas. LOCX and COAD Texas each have the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in

Schedule 1.01 are complete and correct copies of the articles of incorporation, as amended, and bylaws of each of LOCX and COAD Texas as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of these articles of incorporation or bylaws. Each of LOCX and COAD Texas has taken, or will take prior to Closing, (as defined in Article IX) all action required by laws, its articles of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement. Each of LOCX and COAD Texas has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, and otherwise to consummate the transactions herein contemplated.

         SECTION 1.02. CAPITALIZATION. The authorized capitalization of LOCX consists of 50,000,000 shares of common stock, $0.01 par value per share, of which 20,159,986 shares are currently issued and outstanding. A shareholder list is set forth in Schedule 1.02(a). All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the pre-emptive or other rights of any person. There are employee incentive options outstanding as shown by Schedule 1.06.

         SECTION 1.03. SUBSIDIARIES AND PREDECESSOR CORPORATIONS. Except for COAD Texas and except as set forth on Schedule 1.03, LOCX does not have any subsidiaries and does not own, beneficially or of record, any shares of any other corporation.

         SECTION 1.04. FINANCIAL STATEMENTS. LOCX (i) has delivered or will cause to be delivered to COAD true and correct copies of Form 10-K for the fiscal year ended December 31, 1998 ("Form 10-K") and (ii) has delivered its Form 10-Q ("Form 10-Q"). As of their respective dates, the Form 10-K and Form 10-Q did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form 10-K and Form 10-Q present fairly the financial condition, assets, liabilities, and stockholders' equity of LOCX as of its date; each such statement of income and statement of retained earnings presents fairly the results of operations of LOCX for the period indicated and each such statement of changes in financial position presents fairly the information purported to be shown therein. The financial statements referred to in this Section 1.04 have been prepared in accordance with GAAP consistently applied throughout the periods involved, are correct and complete in all material respects and are in accordance with the books and records of LOCX, which books and records are also complete and correct in all material respects and have been maintained in accordance with sound business and accounting practices.

         SECTION 1.05. INFORMATION. The information concerning LOCX set forth in this Agreement and in Schedules attached hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

         SECTION 1.06. OPTIONS OR WARRANTS. Existing options, warrants, calls, or commitments of any character relating to the authorized and unissued LOCX common stock are set forth in Schedule 1.06.

         SECTION 1.07. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Schedule 1.07 since December 31, 1998:

         A. There has not been (i) any material adverse change in the business, operations, properties, assets, or condition of LOCX; or (ii) any damage, destruction, or loss to LOCX (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of LOCX;

         B. LOCX has not (i) amended its certificate of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of LOCX; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transaction; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer of employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $20,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

         C. LOCX has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent); (ii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent LOCX balance sheet; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $20,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $1,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of LOCX; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock).

         SECTION 1.08. LITIGATION AND PROCEEDINGS. Except as expressly disclosed in the Form 10-K or Form 10-Q, there is no proceeding by or before (or, to the best knowledge of LOCX, any investigation by) any governmental or other instrumentality or agency or before any court or other arbitrator of any kind, pending, or, to the knowledge of LOCX, threatened against or affecting LOCX or any of its properties or rights, except for such actions, suits, proceedings, arbitrations or investigations that do not have and are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the condition of LOCX. There are no proceedings pending or, to the best knowledge of LOCX, threatened, seeking to prevent or challenging the transactions contemplated by this agreement. LOCX is not subject to any judgment, order or decree entered in any proceeding, that has had or could have a material adverse effect on the condition of LOCX.

         SECTION 1.09. COMPLIANCE WITH APPLICABLE SECURITY LAWS. LOCX has complied in all material respects with all provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934 as applicable to LOCX.

                                   ARTICLE II
                   REPRESENTATIONS, COVENANTS, AND WARRANTIES
                              OF COAD SHAREHOLDERS

         As an inducement to, and to obtain reliance of LOCX, the COAD shareholders represent and warrant as follows:

         SECTION 2.01. OWNERSHIP OF COAD SHARES. The COAD shareholders hereby represent and warrant that they are legal and beneficial owners of the number of COAD shares set forth opposite his name on Schedule 2.01 hereof, free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever, and he has full right, power, and authority to transfer, assign, convey, and deliver its COAD shares; and delivery of such shares at the closing will convey to LOCX good and marketable title to such shares free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever, except for restrictions on resale imposed by federal and state securities laws.

                                   ARTICLE III
                   REPRESENTATIONS, COVENANTS, AND WARRANTIES
                   OF COAD SOLUTIONS, INC. AND ITS SHAREHOLDER

         As an inducement to, and to obtain the reliance of LOCX, COAD and the COAD shareholders represent and warrant as follows:

         SECTION 3.01. ORGANIZATION. COAD is a corporation duly organized, validly existing, and in good standing under the laws of the State of Missouri. COAD has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in Schedule 3.01 are complete and correct copies of the articles of incorporation, as amended, and bylaws of COAD as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of these articles of incorporation or bylaws. COAD has taken the, or will take prior to closing, all action required by laws, its articles of incorporation, its bylaws, the rules of any applicable stock exchange, or otherwise to authorize the execution and delivery of this Agreement. COAD has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, and otherwise to consummate the transactions herein contemplated.

         SECTION 3.02. CAPITALIZATION. The authorized capitalization of COAD consists of 30,000 shares of common stock, at par value of $1.00 per share, of which 300 shares are currently issued and outstanding. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the pre-emptive or other rights of any person. There are no options, warrants, rights or convertible securities outstanding to purchase any capital stock of COAD.

         SECTION 3.03. SUBSIDIARIES AND PREDECESSOR CORPORATIONS. COAD does not have any subsidiaries and does not own, beneficially or of record, any shares of any other corporation.

         SECTION 3.04.  FINANCIAL STATEMENTS.

         A. Included in Schedule 3.04 (a) is an unaudited balance sheet, statement of operations and cash flow of COAD for 12 months ended December 31, 1998.

         B. All such financial statements have been prepared in accordance with generally accepted accounting principles. The unaudited balance sheet presents fairly as of its date the financial condition of COAD. COAD did not have, as of the date of such balance sheet, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in a balance sheet or the notes thereto, prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of COAD in accordance with generally accepted accounting principles. The statements of income, stockholders' equity, and changes in financial condition reflect fairly the information required to be set forth therein by generally accepted accounting principles.

         C. COAD has filed all state, federal, and local income tax returns required to be filed by it from inception to the date hereof. Included in Schedule 3.04(c) are true and correct copies of the federal income tax returns of COAD filed since 1996. Except as set forth on Schedule 3.04(c) none of such federal income tax returns have been examined by the Internal Revenue Service. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

         D. COAD does not owe any unpaid federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) through the date hereof, for which COAD may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity. Furthermore, except as accruing in the normal course of business, COAD does not owe any accrued and unpaid taxes to date of this Agreement.

         E. The books and records, financial and otherwise, of COAD are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

         F. COAD has good and valid title to its assets and, to the best knowledge of the COAD shareholders, except as set forth in Schedule 3.04(f) or the financial statements of COAD or the notes thereto, has no material contingent liabilities, direct or indirect, matured or unmatured.

         SECTION 3.05. INFORMATION. The information concerning COAD set forth in this Agreement and in Schedules attached hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

         SECTION 3.06. OPTIONS OR WARRANTS. There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued COAD common stock.

         SECTION 3.07. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in this Agreement or Schedule 3.07, since February 15, 1999:

         A. There has not been (i) any material adverse change in the business, operations, properties, assets, or condition of COAD; or (ii) any damage, destruction, or loss to COAD (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of COAD;

         B. COAD has not (i) amended its certificate of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of COAD; (iv) made any material change in its method of management, operations, or accounting; (v) entered into any other material transaction; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $2,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

         C. COAD has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (ii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent COAD balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $2,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $2,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of COAD; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized or unissued or held as treasury stock); and

         D. To the best knowledge of the COAD shareholders, COAD has not become subject to any law or regulation which materially and adversely affects, or in the future could reasonably be expected to materially and adversely affect, the business, operations, properties, assets, or condition of COAD.

         SECTION 3.08. TITLE AND RELATED MATTERS. COAD has good and valid title to all of its properties, inventory, interests in properties, and assets, real and personal, which are reflected in the most recent balance sheet or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except (a) statutory liens or claims not yet due and payable and/or delinquent; (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and (c) as described in Schedule 3.08. Except as set forth in Schedule 3.08, COAD owns, free and clear of any liens, claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, any and all products it is currently manufacturing, including the underlying technology and data, and all procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with COAD's business. Except as set forth in Schedule 3.08, no third party has any right to and COAD has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, tradenames, or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would have a materially adverse affect on the business, operations, financial condition, income, or business prospects of COAD or any material portion of its properties, assets, or rights.

         SECTION 3.09. LITIGATION AND PROCEEDINGS. Except as set forth in
Schedule 3.09, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of COAD or the COAD shareholders after reasonable investigation, threatened by or against COAD or affecting COAD or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. COAD or the COAD shareholders do not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

         SECTION 3.10.  CONTRACTS.

         A. Schedule 3.10 lists all material contracts, agreements, franchises, license agreements, or other commitments to which COAD is a party or by which it or any of its assets, products, technology, or properties are bound;

         B. All contracts, agreements, franchises, license agreements, and other commitments to which COAD is a party or by which its properties are bound and which are material to the operations of COAD taken as a whole are valid and enforceable by COAD in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

         C. COAD is not a party to or bound by, and the properties of COAD are not subject to: any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award, which materially and adversely affects, or in the future may (as far as COAD can now foresee) materially and adversely affect, the business, operations, properties, assets, or condition of COAD; and


         D. Except as included or described in Schedule 3.10 or reflected in the most recent COAD balance sheet, COAD is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement, or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation, other than one on which COAD is a primary obligor, of the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which in the aggregate do not exceed more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; (vii) agreement with any present or former officer or director of COAD or (viii) contract, agreement, or other commitment involving payments by it of more than $10,000 in the aggregate.

         SECTION 3.11. MATERIAL CONTRACT DEFAULTS. Except as set forth in
Schedule 3.11, COAD is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of COAD and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which COAD or the COAD shareholders have not taken adequate steps to prevent such a default from occurring.

         SECTION 3.12. NO CONFLICT WITH OTHER INSTRUMENTS. Except as set forth in Schedule 3.12, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which COAD is a party or to which any of its properties or operations are subject.

         SECTION 3.13. GOVERNMENTAL AUTHORIZATIONS. Set forth in Schedule 3.13 is a description of all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by COAD of this Agreement and the consummation by COAD of the transactions contemplated hereby.

         SECTION 3.14. COMPLIANCE WITH LAWS AND REGULATIONS. Except as set forth in Schedule 3.14, COAD has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of COAD or except to the extent that noncompliance would not result in the incurrence of any material liability for COAD.

         SECTION 3.15. INSURANCE. All the insurable properties of COAD are insured in their full replacement value against all risks customarily insured against by persons operating similar properties in localities where such properties are located and under valid and enforceable policies by insurers of recognized responsibility. Such policy or policies containing substantially equivalent coverage will be outstanding on the date of consummation of the transactions contemplated by this Agreement. Set forth on Schedule 3.15 is a list of all policies or binders of fire, liability, product liability, worker's compensation, vehicular or other insurance held by or on behalf of COAD (specifying for each such policy the insurer, the policy number or covering note number with respect to binders, and each pending claim thereunder, if any, and setting forth the aggregate amount paid out under each policy through the date hereof.

         SECTION 3.16. APPROVAL OF AGREEMENT. The board of directors and shareholders of COAD have authorized the execution and delivery of this Agreement and have approved the transactions contemplated hereby. A copy of the board of directors and shareholders minutes are attached as Schedule 3.16.

         SECTION 3.17. MATERIAL TRANSACTIONS OR AFFILIATIONS. Set forth in
Schedule 3.17 is a description of every material contract, agreement, or arrangement between COAD and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record, or known by COAD or COAD shareholders who own beneficially, 5% or more of the issued and outstanding common stock of COAD and which is to be performed in whole or in part after the date hereof or which was entered into not more than three years prior to the date hereof. In all of such transactions, the amount paid or received, whether in cash, in services, or in kind, is, had been during the full term thereof, and is required to be during the unexpired portion of the term thereof, no less favorable to COAD than terms available from otherwise unrelated parties in arm's length transactions. Except as disclosed in
Schedule 3.17 or otherwise disclosed herein, no officer, director, or 5% shareholder of COAD has, or has had since inception of COAD, any interest, direct or indirect, in any material transaction with COAD. There are no commitments by COAD, whether written or oral, to lend any funds to, borrow any money from, or enter into any other material transaction with, any such affiliated person.

         SECTION 3.18. LABOR RELATIONS. COAD has not had a work stoppage resulting from labor problems. To the knowledge of COAD and the COAD shareholders, no union or other collective bargaining organization is organizing or attempting to organize any employee of COAD.

         SECTION 3.19. COAD SCHEDULES. COAD has delivered to LOCX as part of this Agreement the following additional schedules, all certified by the chief executive officer of COAD as complete, true, and correct:

         A. Schedule 3.19(a) containing a description of all real property owned by COAD together with a description of every mortgage, deed of trust, pledge, lien, agreement, encumbrance, claim, or equity interest of any nature whatsoever in such real property;

         B. Schedule 3.19(b) listing the accounts receivable and notes and other obligations receivable of COAD as of December 31, 1998, or that arose thereafter other than in the ordinary course of business of COAD, indicating the debtor and amount, and classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments which are in the aggregate material and due to or claimed by such creditor; and

         C. Schedule 3.19(c) listing the accounts payable and notes and other obligations payable of COAD as of December 31, 1998, or that arose thereafter other than in the ordinary course of the business of COAD, indicating the creditor and amount, classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set-offs, reimbursements, discounts, or other adjustments which in the aggregate are material and due or payable to COAD respecting such obligations.

         SECTION 3.20. ASSISTANCE IN REGISTRATION. COAD and the shareholders of COAD represent and warrant that they will execute all additional instruments and do all things reasonably requested by LOCX in order to assist LOCX in the registration under the Securities Act of 1933. LOCX is registering the Shares which are being distributed to LOCX shareholders as of December 2, 1998. LOCX agrees to provide the Holder with respect to the resale of the Shares and any other securities issued or issuable at any time or from time to time in respect of the Shares upon a stock split, stock dividend, recapitalization or other similar event involving LOCX (collectively, the "Securities") unlimited rights to register the resale under the Securities Act of 1933, as amended

("Securities Act") on a "piggyback" basis in a firm commitment underwritten offering of LOCX securities, subject to the provisions of this Agreement.

         SECTION 3.21. YEAR 2000. Year 2000 defects resulted from computer programs being written using two digits rather than four to define the applicable year. COAD and the shareholders of COAD represent and warrant that COAD's operation systems are free from Year 2000 defects, or that if such defects exist the cost of repair would not have a material adverse effect on the financial condition of COAD.

                                   ARTICLE IV
                                 PLAN OF MERGER

         SECTION 4.01.  THE MERGER.

         A. Subject to the provisions of this Agreement, COAD shall be merged with and into COAD Texas in accordance with the provisions of the Texas Business Corporation Act and the Missouri General and Business Corporation Act (collectively, the "Merger Law"), whereupon the separate existence of COAD shall cease and COAD Texas shall be the surviving corporation (COAD and COAD Texas are sometimes herein referred to as the "Constituent Companies" and COAD Texas after the Merger is sometimes herein referred to as the "Surviving Company".

         B. As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Closing, the Constituent Companies shall execute and file Articles of Merger, prepared by counsel to LOCX in a form reasonably acceptable to counsel to COAD (the "Articles of Merger"), with both the Secretary of State of the State of Texas and the Secretary of State of the State of Missouri in accordance with the Merger Law, and shall otherwise make all other filings or recordings required by the Merger Law in connection with the Merger. The Merger shall become effective at such date and time as the Articles of Merger is duly filed with, and accepted by, the Secretary of State of both the State of Texas and the State of Missouri (the "Effective Time").

         C. At the Effective Time, the separate existence of COAD shall cease and COAD shall be merged with and into COAD Texas and COAD Texas shall be the surviving Company.

         D. From and after the Effective Time: (i) the Articles of Incorporation of the Surviving Company shall be the Articles of Incorporation of COAD Texas; (ii) the Bylaws of COAD Texas, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Company, until thereafter amended in accordance with applicable law; (iii) the directors of COAD Texas at the Effective Time shall become the directors of the Surviving Company, until their respective successors are duly elected or appointed and qualified in accordance with applicable law; and (iv) the officers of COAD Texas at the Effective Time shall become the initial officers of the Surviving Company, to serve at the pleasure of the board of directors of the Surviving Company.

         E. At the Effective Time by virtue of the Merger and the applicable provisions of the Merger Law and without any further action on the part of the Constituent Companies or on the part of the COAD shareholders.

                           (1) each share of common stock of COAD Texas outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be converted into one share of common stock of the Surviving Company; and

                           (2) all of the COAD Common Stock shall, automatically and without any action on the part of the COAD Shareholders, cease to be outstanding and shall be converted into the right to receive the merger consideration set forth on Schedule 4.01 (the "Merger Consideration"). All of the COAD Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the COAD Shareholders shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

         SECTION 4.02. CLOSING. The closing ("Closing") of the transactions contemplated by this Agreement shall be close of business on the 31st day of March, 1999.

         SECTION 4.03. CLOSING EVENTS. At the Closing, each of the respective parties hereto shall authorize the filing of the Articles of Merger, as provided in Section 4.01, and shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all certificates, schedules, agreements, resolutions, or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

         SECTION 4.04. PIGGYBACK REGISTRATION RIGHTS. With respect to Jeff Sexton and Tom Scheifler's ("Holder") right to Piggyback on a firm commitment underwriting of the LOCX securities pursuant to Section 3.20, the parties agree as follows:

         A. (1) LOCX will (i) promptly give to the Holder written notice of any registration relating to a firm commitment public offering of LOCX securities; and (ii) include in such registration (and related qualification under blue sky laws or other compliance, unless such expense or terms of such qualification is unreasonable in comparison to the number of securities to be registered in such jurisdiction, as determined in the sole discretion of
                  LOCX), and in the underwriting involved therein, all the Securities specified in Holder's written request or requests, herein within 30 days after the date of such written notice from LOCX.

                  (2) The right of Holder to registration shall be conditioned upon Holder's participation in such underwriting, and the inclusion of the Securities in the underwriting shall be limited to the extent provided herein. The Holder and all other holders proposing to distribute their securities through such underwriting shall (together with LOCX and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by LOCX. Notwithstanding any other provision of this Agreement, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit some or all of the Securities that may be included in the registration and underwriting as follows: the number of Securities that may be included in the registration and underwriting by the Holder shall be determined by multiplying the number of shares of Securities of all selling shareholders of LOCX which the managing underwriter is willing to include in such registration and underwriting, times a fraction, the numerator of which is the number of Securities requested to be included in such registration and underwriting by the Holder, and the denominator of which is the total number of Securities which all selling shareholders of LOCX have requested to have included in such registration and underwriting. To facilitate the allocation of shares in accordance with the above provisions, LOCX may round the number of shares allocable to any such person to the nearest 100 shares. If the Holder disapproves of the terms of any such underwriting it may elect to withdraw therefrom by written notice to LOCX and the managing underwriter, delivered not less than seven days before the effective date. Any securities withdrawn from such underwriting by the Holder shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to 120 days after the effective date of the registration statement relating thereto, or such other shorter period of time as the underwriters may require.

         B. REGISTRATION PROCEDURE. With respect to each Registration Right, the following provisions shall apply:

                  (1) The Holder shall be obligated to furnish to LOCX and the underwriters (if any) such information regarding the Securities and the proposed manner of distribution of the Securities as LOCX and the underwriters (if any) may request in writing and as shall be required in connection with any registration, qualification or compliance referred to herein and shall otherwise cooperate with LOCX and the underwriters (if any) in connection with such registration, qualification or compliance.

                  (2) With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities (used herein as defined in Rule 144 under the Securities Act) to the public without registration, LOCX agrees to use its best lawful efforts to:

                           (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times during which LOCX is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act");

                           (b) File with the Commission in a timely manner all reports and other documents required of LOCX under the Securities Act and the Exchange Act (at all times during which LOCX is subject to such reporting requirements); and

                           (c) Remove all restrictive legends and stop transfer orders applicable to any shares to be sold under Rule 144.

                  (3) All expenses (except for costs of any interim audit required by underwriters, any underwriting and selling discounts and commissions and legal fees for Holder's attorneys) of any registrations permitted pursuant to this Agreement and of all other offerings by LOCX

                  (including, but not limited to, the expenses of any qualifications under the blue-sky or other state securities laws and compliance with governmental requirements of preparing and filing any post-effective amendments required for the lawful distribution of the Securities to the public in connection with such registration, of supplying prospectuses, offering circulars or other documents) will be paid by LOCX.

                  (4) In connection with the preparation and filing of a registration statement under the Securities Act pursuant to this Agreement, LOCX will give the Holder, its counsel and accountants, the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of LOCX with its officers and the independent public accountants who have certified its financial statements as shall be necessary to conduct a reasonable investigation within the meaning of the Securities Act.

         C. INDEMNIFICATION BY LOCX. (1) In the event of any registration of the Securities of LOCX under the Securities Act, LOCX agrees to indemnify and hold harmless the Holder and each other person who participates as an underwriter in the offering or sale of such securities against any and all claims, demands, losses, costs, expenses, obligations, liabilities, joint or several, damages, recoveries and deficiencies, including interest, penalties and attorneys' fees (collectively, "Claims"), to which the Holder or underwriter may become subject under the Securities Act or otherwise, insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based on any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which Holder's Securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and LOCX will reimburse the Holders and each such underwriter for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Claim (or action or proceeding in respect thereof); provided that LOCX shall not be liable in any such case to the extent that any such Claim (or action or proceeding in respect thereof) or expense arises out of or is based on an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance on and in conformity with written information furnished to LOCX through an instrument duly executed by the Holders specifically stating that it is for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Holders or any such underwriter and shall survive the transfer of the Securities by the Holder.

                  (2) INDEMNIFICATION BY THE HOLDER. LOCX may require, as a condition to including the Securities in any registration statement filed pursuant to this Agreement, that LOCX shall have received an undertaking satisfactory to it from the Holder, to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 2.1) LOCX, each director of LOCX, each officer of LOCX and each other person, if any, who controls LOCX, within the meaning of the Securities Act, with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary prospectus contained therein, or any amendment or supplement thereto, if such statement or alleged statement or omission or alleged omission was made in reliance on and in conformity with written information furnished to LOCX through an instrument duly executed by the Holder specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement. Notwithstanding the foregoing, the maximum liability hereunder which any holder shall be required to suffer shall be limited to the net proceeds to such Holder from the Shares sold by such Holder in the offering. Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of LOCX or any such director, officer or controlling person and shall survive the transfer of the Securities by the Holder.

                  (3) NOTICES OF CLAIMS, ETC. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a Claim referred to in this Article Two, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action, provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Article Two, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnifying party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such Claim, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such Claim.

                  (4) INDEMNIFICATION PAYMENTS. The indemnification required by this Article shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.


                                    ARTICLE V
                                SPECIAL COVENANTS

         SECTION 5.01. ACCESS TO PROPERTIES AND RECORDS. LOCX and COAD will each afford to the officers and authorized representatives of the other full access to the properties, books, and records of each other as the case may be, in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of each other, as the case may be, as the other shall from time to time reasonably request.

         SECTION 5.02. DELIVERY OF BOOKS AND RECORDS. At the closing, COAD shall deliver to LOCX the originals of the corporate minute books, books of account, contracts, records, and all other books or documents.

         SECTION 5.03. SPECIAL COVENANTS AND REPRESENTATIONS REGARDING THE EXCHANGED STOCK. The consummation of this Agreement and the transactions herein contemplated, including the issuance of the exchanged LOCX stock to the shareholders of COAD as contemplated hereby constitutes the offer and sale of securities under the Securities Act and applicable state statutes. Such transaction shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, inter alia, upon the circumstances under which the COAD shareholders acquired such securities. In connection with reliance upon exemptions from the registration and prospectus delivery requirements for such transactions, at the Closing the COAD shareholders shall deliver to LOCX letters of representation in the form attached hereto as Schedule 5.03.

         SECTION 5.04. THIRD PARTY CONSENTS AND CERTIFICATES. LOCX and COAD agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein and therein contemplated.

         SECTION 5.05.  ACTIONS PRIOR TO CLOSING.

         A. From and after the date of this Agreement until the Closing Date and except as set forth in the Agreement or Schedules attached hereto or as permitted or contemplated by this Agreement, LOCX and COAD respectively, will each:

         (i) carry on its business in substantially the same manner as it has heretofore;

         (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

         (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

         (iv) perform in all material respects all of its obligation under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

         (v) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

         (vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

         B. From and after the date of this Agreement until the Closing Date, neither COAD nor LOCX will:

         (i) make any change in their articles of incorporation (except as provided for in Section 5.01) or bylaws;

         (ii) take any action described in Section 1.07 in the case of LOCX or Section 3.07 in the case of COAD (all except as permitted therein or as disclosed in the applicable party's schedules); or

         (iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party's schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services.

         SECTION 5.06.  INDEMNIFICATION.

         A. COAD and the COAD shareholders hereby agree to indemnify LOCX and each of the officers, agents and directors of LOCX as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any breach of any representation or warranty of COAD or the COAD shareholders made in this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby for a period of two (2) years.

         B. LOCX hereby agrees to indemnify COAD and each of the officers, agents and directors of COAD as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any breach of any representation or warranty of LOCX under this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby for a period of two (2) years.

                                   ARTICLE VI
                   CONDITIONS PRECEDENT TO OBLIGATIONS OF LOCX

         The obligations of LOCX under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

         SECTION 6.01. ACCURACY OF REPRESENTATIONS. The representations and warranties made by COAD and the COAD shareholders in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and COAD and the COAD shareholders shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by COAD and the COAD shareholders prior to or at the Closing. LOCX shall be furnished with a certificate, signed by a duly authorized officer of COAD and dated the Closing Date, to the foregoing effect.

         SECTION 6.02. OFFICER'S CERTIFICATES. LOCX shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of COAD to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of COAD threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

         SECTION 6.03. NO MATERIAL ADVERSE CHANGE. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of COAD nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of COAD.

         SECTION 6.04. GOOD STANDING. LOCX shall have received a certificate of good standing from the Secretary of State of the State of Texas or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that COAD is in good standing as a corporation in the State of Texas and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

         SECTION 6.05.  OTHER ITEMS.

         A. LOCX shall have received uniform commercial code certificates from the appropriate state or local authority or agency for each county and state in which any personal property of COAD with a value in excess of $1,000 is situated, dated as of the Closing Date, to the effect that there are no liens on such personal property, other than those disclosed in a schedule attached hereto.


         B. LOCX shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as LOCX may reasonably request.

                                   ARTICLE VII
                       CONDITIONS PRECEDENT TO OBLIGATIONS
                        OF COAD AND THE COAD SHAREHOLDERS

         The obligations of COAD under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

         SECTION 7.01. ACCURACY OF REPRESENTATIONS. The representations and warranties made by LOCX in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and LOCX shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by LOCX prior to or at the Closing. COAD shall have been furnished with a certificate, signed by a duly authorized executive officer of LOCX and dated the Closing Date, to the foregoing effect.

         SECTION 7.02. OFFICER'S CERTIFICATE. COAD shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized executive officer of LOCX to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of LOCX threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

         SECTION 7.03. NO MATERIAL ADVERSE CHANGE. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of LOCX nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of LOCX.

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         SECTION 7.04. GOOD STANDING. COAD shall have received a certificate of good standing from the Secretary of State of the State of Texas or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that LOCX is in good standing as a corporation in the State of Texas and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

         SECTION 7.05.  OTHER ITEMS.

         A. COAD shall have received uniform commercial code certificates from the appropriate state or local authority or agency for each county and state in which any personal property of LOCX with a value in excess of $1,000 is situated, dated as of the Closing Date, to the effect that there are no liens on such personal property, other than those disclosed in a Schedule attached hereto.


         B. COAD shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as COAD may reasonably request.


                                  ARTICLE VIII
                                   TERMINATION

         SECTION 8.01. TERMINATION. Certain of the parties may terminate this Agreement as provided below:

         A. LOCX and COAD may terminate this Agreement by mutual written consent at any time prior to Closing;

         B. LOCX may terminate this Agreement by giving written notice to COAD at any time prior to Closing in the event COAD is in breach, and COAD may terminate this Agreement by giving written notice to LOCX at any time prior to Closing in the event LOCX is in breach, of any material representation, warranty, or covenant contained in this Agreement in any material respect; provided, however, no party may terminate for such breach by the other party if the terminating party is itself in breach hereunder;

         C. COAD may terminate this Agreement by giving written notice to LOCX in the event the Closing has not taken place within sixty
                  (60) days from the date hereof.

         SECTION 8.02. EFFECT OF TERMINATION. If any party terminates this Agreement in accordance with Section 8.01, all obligations of the parties hereunder shall terminate without any liability of any party to the other party (except for any liability of any party then in breach).

                                   ARTICLE IX
                                  MISCELLANEOUS

         SECTION 9.01. BROKERS. LOCX and COAD agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement other than as set forth in Schedule 9.01. At the Closing, COAD Texas shall satisfy all such fees and expenses of Stanford Keene in respect to its representation of COAD and the COAD shareholders. COAD and LOCX each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finders' fee arising from the trans-actions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party other than as shown by Schedule 9.01.

         SECTION 9.02. GOVERNING LAW. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of Texas.

         SECTION 9.03. NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given in personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

                  If to LOCX, to:                   Carl R. Rose
                                                    3200 Wilcrest, Suite 370
                                                    Houston, Texas  77042

                                                    Charles Leaver
                                                    3200 Wilcrest, Suite 370
                                                    Houston, Texas  77042

                  With copies to:                   Ronald B. Pruitt
                                                    2950 N. Loop W., Suite 270
                                                    Houston, Texas  77092

                  If to COAD, to:                   Jeff Sexton
                                                    34 Autumn Oak Drive
                                                    Austin, Texas  78738

                  With copies to:                   Tom Scheifler
                                                    5866 Itaska St.
                                                    St. Louis, MO 63109
or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.

         SECTION 9.04. ARBITRATION.

         A. Any dispute, claim or controversy arising out of or relating to this Agreement or the interpretation or breach hereof shall be resolved by binding arbitration under the commercial arbitration rules of the American Arbitration Association (the "AAA Rules") to the extent such AAA Rules are not inconsistent with this Agreement. Judgment upon the award of the arbitrator(s) may be entered in any court having jurisdiction thereof or such court may be asked to judicially confirm the award and order its enforcement, as the case may be. The demand for arbitration shall be made by any party hereto within a reasonable time after the claim, dispute or other matter in question has arisen, and in any event shall not be made after the date when institution of legal proceedings, based on such claim, dispute or other matter in question, would be barred by this Agreement or the applicable statute of limitations. The place of arbitration shall be Houston, Texas. The arbitrator(s) shall be instructed to render its (their) decision within sixty (60) days after its (their) selection and to allocate all costs and expenses of such arbitration (including legal and accounting fees and expenses of the respective parties) to the parties in the proportions that reflect their relative success on the merits (including the successful assertion of any defenses).

         B. Nothing contained in this Section 9.04 shall prevent any party hereto from seeking any equitable relief to which it would otherwise be entitled from a court of competent jurisdiction.

         SECTION 9.05. CONFIDENTIALITY. Each party hereto agrees with the other parties that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director, or employee, or from any books or records or from personal inspection, or such other party, and shall not use such data or information or disclose the same to others, except
(i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

         SECTION 9.06. SCHEDULES; KNOWLEDGE. Each party is presumed to have full knowledge of all information disclosed in the other party's schedules delivered pursuant to this Agreement. Whenever any representation or warranty of LOCX contained herein or in any other document executed and delivered in connection herewith is based upon the knowledge of LOCX, such knowledge shall be deemed to include (i) the best actual knowledge, information and belief of the executive officers of LOCX and (ii) any information which any such officer would reasonably be expected to be aware of in the prudent discharge of his duties in the ordinary course of business (including consultation with legal counsel) on behalf of LOCX.

         Whenever any representation or warranty of COAD contained herein or in any other document executed and delivered in connection herewith is based upon the knowledge of COAD, such knowledge shall be deemed to include (i) the best actual knowledge, information and belief of the executive officers of COAD and
(ii) any information which any such officer would reasonably be expected to be aware of in the prudent discharge of his duties in the ordinary course of business (including consultation with legal counsel) on behalf of COAD.

         SECTION 9.07. THIRD PARTY BENEFICIARIES. This contract is solely between LOCX and COAD and the COAD shareholders and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

         SECTION 9.08. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties relating to the subject matter hereof, including This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

         SECTION 9.09. SURVIVAL. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated.

         SECTION 9.10. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

         SECTION 9.11. AMENDMENT OR WAIVER. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

         IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above-written.

                                           LOCH EXPLORATION, INC.



                                         By: /s/ Charles Leaver
                                            --------------------------------
                                             Charles Leaver, President


                                           COAD SOLUTIONS, INC.
                                          (A MISSOURI CORPORATION)



                                         By: /s/ Jeff Sexton
                                            --------------------------------
                                             Jeff Sexton, President


                                           COAD SOLUTIONS, INC.
                                          (A TEXAS CORPORATION)



                                         By: /s/ Jeff Sexton
                                            --------------------------------
                                             Jeff Sexton, President


                                           COAD SHAREHOLDERS
                                          (A MISSOURI CORPORATION)

                                             /s/ Jeff Sexton
                                            --------------------------------
                                             Jeff Sexton, Shareholder

                                             /s/ Tom Scheifler
                                            --------------------------------
                                             Tom Scheifler, Shareholder

                              MERGER CONSIDERATION


TO SHAREHOLDERS OF COAD

         1. $100,000.00 Cash at closing, being $50,000.00 payable to Jeff Sexton and $50,000.00 payable to Thomas E. Scheifler.

         2. $50,000.00 payable to Jeff Sexton in quarterly installments of $12,500.00 each with the first payment ninety (90) days from date of closing and a like payment every ninety (90) days thereafter until paid in full.

         3. $50,000.00 payable to Thomas E. Scheifler in quarterly installments of $12,500.00 each with the first payment ninety
                  (90) days from date of closing and a like payment every ninety
                  (90) days thereafter until paid in full.

         4. At closing 600,000 shares of LOCH Exploration, Inc. being 300,000 to Jeff Sexton and 300,000 to Thomas E. Scheifler in a triangular exchange between LOCH, COAD and a 100% owned subsidiary of LOCH, to wit COAD Solutions, Inc., a Texas corporation.

         5. LOCH covenants the assumption and timely payments of the transaction fee obligation to Standford Keene and the bank loan.

FURTHER AGREEMENT OF THE PARTIES

         1. 100,000 shares of LOCH Stock will be distributed to key employees of COAD under an incentive option plan approved by the Board of Directors of LOCH and the current shareholders of COAD.

         2. From SQLACE gross sales revenue Jeff Sexton and Thomas E Scheifler for a period of twenty-four (24) months, will each receive as a royalty 20% of the gross sales revenues. The royalty percentage will be reviewed every six (6) months during the 24 month term by the Board of Directors of LOCH and the current shareholders of COAD.


                          Schedule 4.01